 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2017

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	000-38140	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

Cision Ltd. (the “Company”) announced today that on August 4, 2017 its wholly owned subsidiary, Canyon Valor Companies, Inc. (the “Borrower”), as well as certain other wholly owned subsidiaries, had entered into a refinancing amendment and incremental facility amendment (the “2017 Amendment”) to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto entered into on June 16, 2016, as amended, which consists of (i) the revolving loan facility, which permits borrowings and letters of credit up to $75.0 million (the “2016 Revolving Credit Facility”), of which up to $25.0 million may be issued as standby and trade letters of credit; and (ii) a $1,100 million term loan facility (the “2016 First Lien Term Loan Facility” and, together with the 2016 Revolving Credit Facility, the “2016 First Lien Credit Facility”). The 2017 Amendment provided for a tranche of refinancing term loans which refinanced the 2016 First Lien Term Loan Facility in full and provided for additional term loans of $131.2 million. Upon effectiveness of the 2017 Amendment, 2016 First Lien Credit Agreement consists of of: (i) a revolving loan facility, which permits borrowings and letters of credit of up to $75.0 million (the “2017 Revolving Credit Facility”), of which up to $25.0 million may be issued as standby and trade letters of credit; (ii) a $960 million Dollar-denominated term loan facility (the “2017 First Lien Dollar Term Loan Facility” and (iii) a €250 million Euro-denominated term loan facility (the “2017 First Lien Euro Term Loan Facility” and, together with the 2017 First Lien Dollar Term Loan Facility, the “2017 First Lien Term Loan Facility” and collectively with the 2017 Revolving Credit Facility, the “2017 First Lien Credit Facility”).

The proceeds from the 2017 First Lien Term Loan Facility were used to repay all amounts then outstanding under the 2016 First Lien Credit Facility, all amounts outstanding under the second lien term loan facility entered into on June 16, 2016 (the “Second Lien Credit Facility”), with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto and to pay all related fees and expenses. The Company expects that the remaining proceeds from the 2017 First Lien Term Loan Facility will be used for general corporate purposes.

From time to time, the Borrower may incur incremental revolving facilities and incremental term loan facilities under the 2017 First Lien Credit Facility in amounts not to exceed $100 million plus additional amounts subject to compliance with certain leverage ratios as set forth in the 2017 First Lien Credit Facility and certain other amounts.

Interest is charged on U.S. dollar borrowings under the 2017 First Lien Credit Facility, at the Borrower’s option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one month-adjusted LIBOR plus 1%), in each case, plus an applicable margin. The margin applicable to loans under the 2017 First Lien Dollar Term Loan Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the 2017 First Lien Dollar Term Loan Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. Interest is charged on Euro borrowings under the 2017 First Lien Credit Facility at a rate based on the adjusted EURIBOR (a rate equal to the Euro interbank offered rate adjusted for statutory reserves), plus an applicable margin. The margin applicable to loans under the 2017 First Lien Euro Term Loan Facility bearing interest at the adjusted LIBOR is 4.25%; provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter. Revolving borrowings in Canadian dollars bear interest at the adjusted Canadian dollar banker’s acceptance rate plus an applicable margin. The margin applicable to loans under the Revolving Facility bearing interest at the alternate base rate, the adjusted LIBOR and the adjusted Euro interbank offered rate bear interest at rates of 3.00%, 4.00% and 4.00%, respectively; provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the 2016 First Lien Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter.

The Borrower is obligated to make quarterly principal payments under the 2017 First Lien Dollar Term Loan Facility of $2.4 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023. The Borrower is obligated to make quarterly principal payments under the 2017 First Lien Euro Term Loan Facility of $625,000 (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the 2017 First Lien Credit Facility), with the remaining balance due June 16, 2023. The maturity date of 2017 Revolving Loan Facility is June 16, 2022. The Borrower may also be required to make certain mandatory prepayments of the 2017 First Lien Term Loan Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the 2017 First Lien Credit Facility).

The obligations under the 2017 First Lien Credit Facilities are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions.

The 2017 First Lien Credit Facility includes a springing financial covenant applicable solely to the 2017 Revolving Credit Facility that is tested at such time that 35% or more (excluding letters of credit that have been cash collateralized and letters of credit in an amount not to exceed $4.0 million) of the aggregate commitments under the Revolving Loan Facility is drawn and outstanding. Such springing financial covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the 2017 First Lien Credit Facility cannot exceed the applicable ratio set forth in the 2017 First Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the 2017 First Lien Credit Facility). The 2017 First Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under the 2017 First Lien Credit Facility, subsidiaries are prohibited from making cash dividends to the Borrower, subject to certain exceptions, including that the subsidiaries are permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $50 million, plus (ii) the sum of the amount (which amount shall not be less than zero) equal to 50% of consolidated net income of its subsidiaries from January 1, 2016 to the end of the most recent quarter so long as the total net leverage ratio under the First Lien Credit Facility does not exceed 5.00 to 1.00 and subject to certain other conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in the 2017 First Lien Credit Facility or (y) so long as the total net leverage ratio under the First Lien Credit Facility does not exceed 3.75 to 1.00.

The 2017 First Lien Credit Facility provides that an event of default will occur upon specified change of control events. “Change in Control” is defined to include, among other things, the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than certain permitted holders (directly or indirectly, including through one or more holding companies), of voting equity interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding voting equity in Cision Ltd.

The foregoing description of the 2017 Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the 2017 is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneously with its entry into the 2017 Amendment, the Borrower used a portion of the proceeds from the 2017 First Lien Credit Facility to repay in full all outstanding indebtedness under its Second Lien Credit Facility and terminated the agreement governing the Second Lien Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the sponsor support agreement, dated as of March 19, 2017 (the “Support Agreement”), by and among Canyon Holdings (Cayman) L.P. and the sponsors named therein, including Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder 3 LLC (collectively, the “Stockholders”), are entitled to the issuance of certain equity securities of the Company upon the occurrence of certain corporate events, including the repayment of all amounts outstanding under the Second Lien Credit Facility (the “Milestone”). The Milestone occurred on August 4, 2017, and as a result, on August 4, 2017, the Company became obligated to promptly issue holdback securities to the Stockholders comprised of: (i) 122,520 ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”); and (ii) 124,404 warrants to purchase Ordinary Shares. The issuance of the holdback securities became enforceable against the Company upon the achievement of the Milestone.  The holdback securities were contemplated as an inducement to the parties to enter into the agreement and plan of merger and to consummate the transactions contemplated thereby. The warrants to purchase Ordinary Shares entitle the holders to purchase Ordinary Shares at a purchase price of $11.50 per share and are immediately exercisable. The Company issued the foregoing Ordinary Shares and warrants in a transaction not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 8.01	Other Items.

The Company issued a press release on August 7, 2017 announcing completion of the refinancing transaction. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
10.1	Refinancing Amendment and Incremental Facility Amendment dated August 4, 2017.
99.1	Press release dated August 7, 2017 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2017

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Refinancing Amendment and Incremental Facility Amendment dated August 4, 2017.
99.1	Press release dated August 7, 2017 (furnished herewith).